Exhibit 99.1

American National Bankshares Inc. Names Jeffrey W. Farrar Executive Vice President & Chief Operating Officer

For more information, contact:

Jeffrey V. Haley
President & Chief Executive Officer
American National Bankshares Inc.
haleyj@amnb.com
434.773.2259

FOR IMMEDIATE RELEASE:

DANVILLE, VA, June 5, 2019 – American National Bankshares Inc. (NASDAQ: AMNB), parent company (the Company) of American National Bank and Trust Company (the Bank) announced today that Jeffrey W. Farrar will assume the newly created position of Chief Operating Officer for the Company and the Bank, effective August 1, 2019. Farrar will also become an Executive Vice President for both the Company and the Bank.
Farrar has more than twenty years of executive-level experience in community banking, most recently serving as Executive Vice President and Chief Financial Officer at Old Point Financial Corporation. Prior to that, he was with Union Bankshares Corporation and its predecessor companies since 1996. Farrar is a certified public accountant and a graduate of Virginia Tech with a B.S. in Accounting and a recipient of a Master’s in Business Administration from Virginia Commonwealth University. “With Jeff’s knowledge and experience in community banking, I know he will contribute a significant amount to our Company and I look forward to having his oversight in many key areas of the Bank,” stated Jeffrey V. Haley, President & Chief Executive Officer of the Company and the Bank.

About American National Bankshares Inc.
American National Bankshares Inc. (the Company) is a multi-state bank holding company with total assets of approximately $2.4 billion. Headquartered in Danville, Virginia, the Company is the parent company of American National Bank and Trust Company (the Bank). The Bank is a community bank serving Virginia and North Carolina with 28 banking offices and also oversees approximately an additional $832 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the Company and the Bank is available on the bank's website at www.amnb.com.